UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2013

Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	001-35028	27-3577029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Park Street, Rockville, CT	06066
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 291-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) (c).  Rockville Financial, Inc. (the “Registrant”) appointed Eric R. Newell as Executive Vice President, Chief Financial Officer of the Registrant and Rockville Bank (the “Bank”) on November 14, 2013.  Mr. Newell replaces former Chief Financial Officer, John T. Lund.

Mr. Newell is 34 years of age.  He was formerly Executive Vice President, Head of Treasury and Corporate Strategy at the Registrant, from May 6, 2013.  He came to the Registrant in May 2011 as Vice President, Treasury Officer.  He previously served as Assistant Vice President and Special Situations Research Analyst for Alliance Bernstein, L.P. from May 2010 to May, 2011.  In that capacity, he was responsible for performing fundamental analysis of micro-, small-, and mid-cap banks under mandates from the U.S. Treasury, such as the Capital Purchase Program.  Prior to that he worked for Fitch Ratings from October 2006 to May 2010.  Mr. Newell’s position at Fitch Ratings was Financial Institutions Analyst.  His responsibilities at Fitch Ratings were to maintain a portfolio of bank and non-bank issuers' credit ratings, preparing and leading meetings with issuer executive management teams, and performing fundamental credit analysis used as a basis for Fitch Ratings public ratings.  Mr. Newell also communicated ratings through press releases and research reports, authored and participated in the preparation of industry research pieces such Industrial Loan Companies, and accounting implications on purchased impaired loans and restructured loans.  Prior to working for Fitch Ratings, he worked for the Federal Deposit Insurance Corporation.

Mr. Newell and the Registrant previously entered into an Employment Agreement on January 2, 2013.  There are no family relationships between Mr. Newell and any director or executive officer of Registrant.  There are no “transactions with related persons” as described in SEC Regulation S-K, Item 404(a) with respect to the Registrant and Mr. Newell.

Mr. Lund is expected to continue with the Registrant until the closing of its announced merger with United Financial Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2013	ROCKVILLE FINANCIAL, INC.
Registrant

By: /s/ William H. W. Crawford, IV
William H. W. Crawford, IV
President and
Chief Executive Officer